Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2005 (April 26, 2005 as to Note 1, May 1, 2005 as to Note 21 and May 13, 2005 as to Note 16), relating to the consolidated financial statements of Silicon Motion Technology Corporation and its subsidiaries for the years ended December 31, 2004 and 2003, appearing in the prospectus, which is incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche

Hsinchu, Taiwan Republic of China

January 20, 2006